Exhibit 99

NEWS RELEASE	5875 Landerbrook Drive • Suite 220 • Cleveland, Ohio 44124-4069
Tel. (440) 229-5151

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5130	Wednesday, March 15, 2023

NACCO INDUSTRIES
ANNOUNCES FOURTH QUARTER AND FULL YEAR 2022 RESULTS

NACCO Consolidated Highlights:
•Q4 2022 consolidated operating profit increased to $15.5 million, up 43.7% over Q4 2021
•Q4 2022 consolidated net income increased to $13.8 million, or $1.84/share, up from $7.8 million, or $1.07/share, in Q4 2021
•Q4 2022 EBITDA increased to $23.6 million, up 32.9% over Q4 2021
•FY 2022 consolidated net income increased to $74.2 million, or $10.06/share, up from $48.1 million, or $6.69/share
•FY 2022 Adjusted EBITDA, which excludes impairments and contract termination income, increased 24.4% from 2021 to $88.2 million

Cleveland, Ohio, Wednesday, March 15, 2023 - NACCO Industries® (NYSE: NC) today announced the following consolidated results for the three months and year ended December 31, 2022:

	Three Months Ended			Year Ended
($ in thousands except per share amounts)	12/31/22	12/31/21	% Change	12/31/22	12/31/21	% Change
Operating Profit	$15,541	$10,818	43.7%	$69,986	$55,410	26.3%
Net Income	$13,782	$7,822	76.2%	$74,158	$48,125	54.1%
Diluted Earnings/share	$1.84	$1.07	72.0%	$10.06	$6.69	50.4%
Adjusted EBITDA	$23,640	$17,786	32.9%	$88,181	$70,872	24.4%
Improvements in the Company's 2022 fourth-quarter and full-year consolidated operating profit, net income and Adjusted EBITDA were primarily due to a significant increase in earnings in the Minerals Management segment partly offset by a substantial decrease in operating profit at the Coal Mining segment. Non-GAAP financial measures are defined and reconciled on pages 9 to 11.
Net income for the 2022 full year also includes $30.9 million of pre-tax contract termination settlement income from the May 2022 completion of Great River Energy's sale of Coal Creek Station to Rainbow Energy. With the completion of this transaction and the simultaneous termination of GRE's contract with the Company's Falkirk Mine, GRE paid the Company $14.0 million, transferred ownership of an office building and conveyed membership units in Midwest AgEnergy Group to NACCO. In December 2022, Midwest AgEnergy was acquired and the Company received a cash payment of $18.6 million for its shares in Midwest AgEnergy. Net income for the 2021 full year included $10.3 million of pre-tax income from a contract termination fee received as a result of the cessation of the Bisti Fuels contract.

At December 31, 2022, the Company had consolidated cash of $110.7 million and debt of $19.7 million with availability of $116.3 million under its $150.0 million revolving credit facility. The Company continues to believe that maintaining a conservative capital structure and adequate liquidity are important given evolving trends in energy markets and the Company's strategic initiatives to grow and diversify, which are discussed further in the Growth and Diversification section of this release.
In the first quarter of 2022, the Company changed the composition of its reportable segments. The 2021 financial information in this release has been reclassified to conform to the new presentation.

Detailed Discussion of Results
Coal Mining Results

Coal deliveries for the fourth quarter of 2022 and 2021 were as follows:

	2022	2021
Tons of coal delivered	(in thousands)
Unconsolidated operations	6,175	6,026
Consolidated operations	818	647
Total deliveries	6,993	6,673

Key financial results for the fourth quarter of 2022 and 2021 were as follows:
	2022	2021
	(in thousands)
Revenues	$25,041	$19,254
Earnings of unconsolidated operations	$12,449	$13,371
Operating expenses(1)	$8,548	$7,964
Operating profit	$3,693	$8,015
Segment Adjusted EBITDA(2)	$8,084	$11,991
(1) Operating expenses consist of Selling, general and administrative expenses, Amortization of intangible assets and (Gain) loss on sale of assets.
(2) Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 10.

Fourth-quarter 2022 Coal Mining revenues increased 30.1% over the prior year due to a significant increase in customer demand and a higher per ton sales price at Mississippi Lignite Mining Company. The higher customer demand resulted from an increase in power plant dispatch.
Coal Mining operating profit and Segment Adjusted EBITDA decreased significantly primarily as a result of substantially lower operating results at Mississippi Lignite Mining Company and lower earnings at the unconsolidated operations. Results decreased at Mississippi Lignite Mining Company due to a significant increase in the cost per ton sold. The increase in the cost per ton is attributable to overall cost inflation, including higher diesel fuel costs.
The decrease in earnings of unconsolidated operations was mainly due to a temporary reduction in the per ton management fee at the Falkirk Mine through May 2024 to support the transition of the Coal Creek Station Power Plant to Rainbow Energy. The decrease was partly offset by an increase in earnings at Coteau as a result of contractual price escalation.

Coal Mining Outlook
In 2023, the Company expects coal deliveries to decrease from 2022 levels. The owner of the power plant served by the Company's Sabine Mine in Texas plans to retire the Pirkey power plant in 2023. The cessation of Sabine deliveries starting effective April 1, 2023 is the primary driver for the year-over-year decline in deliveries.
Coal Mining operating profit and Segment Adjusted EBITDA for the 2023 full year are expected to decrease significantly year-over-year, including and excluding the $14.0 million GRE termination payment received in 2022. The decline is primarily the result of an expected significant reduction in earnings at the consolidated operations, an anticipated moderate decrease in earnings of unconsolidated operations and higher operating expenses due to an increase in insurance and outside services expenses.
Results at the consolidated mining operations are projected to decrease significantly in 2023 versus 2022. The decrease is mainly due to an expected substantial decline in earnings at Mississippi Lignite Mining Company driven by a reduction in the profit per ton of coal delivered, due in part to increased costs associated with establishing operations in a new mine area, as well as higher depreciation expense related to recent capital expenditures to develop a new mine area. In 2023, capital expenditures are expected to be approximately $10 million, primarily for mine development and equipment replacement. Mississippi Lignite Mining Company sells lignite at contractually agreed upon prices which are subject to changes in the level of established indices generally reflecting inflation over time. The increase in production costs will not be offset by an immediate increase in the revenue generated from contractual price escalation as there is a lag in the timing of the effect of inflation on the index-based coal sales price. In addition, certain costs can be passed through to the customer in the year following expense recognition.
The anticipated lower earnings at the unconsolidated coal mining operations is expected to be driven primarily by temporary price concessions at Falkirk effective May 2022 through May 2024. This will result in a reduction in the per ton management fee for 12 months in 2023 compared with eight months in 2022. The planned retirement of the Pirkey power plant and commencement of final reclamation of the Sabine Mine starting on April 1, 2023 will also contribute to the reduction in earnings. Sabine will receive compensation for providing final mine reclamation services, but at a lower rate than during active mining. Funding for Sabine's mine reclamation is the responsibility of the customer. These decreases are expected to be partly offset by higher earnings at Coteau.
The Company's contract structure at each of its coal mining operations eliminates exposure to spot coal market price fluctuations. However, fluctuations in natural gas prices and the availability of renewable power generation, particularly wind, can contribute to changes in power plant dispatch and customer demand for coal. Changes to customer power plant dispatch would affect the Company’s outlook for 2023, as well as over the longer term.

North American Mining Results

Deliveries for the fourth quarter of 2022 and 2021 were as follows:
	2022	2021
	(in thousands)
Tons delivered	13,467	12,336

Key financial results for the fourth quarter of 2022 and 2021 were as follows:
	2022	2021
	(in thousands)
Revenues	$18,484	$20,716
Operating loss	$(116)	$(419)
Segment Adjusted EBITDA(1)	$1,796	$1,189
(1) Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 10.

North American Mining's tons delivered increased in the 2022 fourth quarter, however, revenues decreased from the prior-year quarter. The revenue decline was primarily due to fewer reimbursed costs at the consolidated operations and lower revenues at Caddo Creek as final mine reclamation activities are substantially complete.
North American Mining reported a lower operating loss of $0.1 million compared with an operating loss of $0.4 million during the 2021 fourth quarter. The year-over-year improvement was primarily due to lower employee-related costs mainly attributable to a voluntary retirement program implemented in the third quarter of 2022.
The increase in Segment Adjusted EBITDA was more than the improvement in the operating loss because results at the mining operations increased when the impact of depreciation expense was excluded.

North American Mining Outlook
Full-year 2023 operating profit at North American Mining is expected to decrease significantly primarily because final mine reclamation activities at Caddo Creek were substantially completed in 2022. Segment Adjusted EBITDA, however, is expected to increase over 2022 because of a significant unfavorable impact on operating profit from higher depreciation expense.
North American Mining’s 2022 financial results did not meet expectations. A number of initiatives are underway or in planning stages that are expected to support improved future financial results at North American Mining's mining operations. Until profit improves at existing operations, North American Mining has narrowed its business development efforts.
In 2023, North American Mining capital expenditures are expected to be approximately $39 million primarily for the acquisition of equipment to support the Thacker Pass lithium project.

Minerals Management Results

Key financial results for the fourth quarter of 2022 and 2021 were as follows:
	2022	2021
	(in thousands)
Revenues	$19,354	$9,288
Operating profit	$16,897	$8,218
Segment Adjusted EBITDA(1)	$18,142	$8,684
(1) Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 10.

Minerals Management revenue, operating profit and Segment Adjusted EBITDA increased significantly due to both increased production and substantially higher natural gas and oil prices. Increased production was driven in part by new wells developed on the Company's mineral acreage.

Minerals Management Outlook
The Minerals Management segment derives income from royalty-based leases under which lessees make payments to the Company based on their sale of natural gas, oil, natural gas liquids and coal, extracted primarily by third parties. Changing prices of natural gas and oil have a significant impact on Minerals Management’s operating profit.
In 2023, operating profit and Segment Adjusted EBITDA are expected to decrease significantly compared with 2022. This decrease is primarily driven by current market expectations for natural gas and oil prices, an anticipated reduction in volumes as existing wells follow their natural production decline and modest expectations for development of new wells by third-party exploration and production companies.
Based on market expectations, the Company's forecast assumes oil and gas market prices moderate in 2023 to levels in line with 2021 averages; however, commodity prices are inherently volatile. The actions of OPEC, the Russia-Ukraine conflict, inventory levels of natural gas and oil and the uncertainty associated with demand, as well as other factors, have the potential to impact future oil and gas prices. An increase in natural gas and oil prices above current expectations could result in improvements to the 2023 forecast.
As an owner of royalty and mineral interests, the Company’s access to information concerning activity and operations with respect to its interests is limited. The Company's expectations are based on the best information currently available and could vary positively or negatively as a result of adjustments made by operators, additional leasing and development and/or changes to commodity prices. Development of additional wells on existing interests in excess of current expectations could be accretive to future results.
Minerals Management is targeting additional investments in mineral and royalty interests of up to $20 million in 2023. Future investments are expected to be accretive, but each investment's contribution to near-term earnings is dependent on the details of that investment, including the size and type of interests acquired and the stage and timing of mineral development.

Consolidated Outlook
Management continues to view the long-term business outlook for NACCO positively, despite an expected significant decrease in 2023 consolidated net income versus 2022. A substantial portion of the expected reduction in 2023 earnings is because 2022 included $30.9 million of pre-tax contract termination income.
Excluding the contract termination settlement income recognized in the 2022 second quarter, net income in the first half of 2023 is still expected to be significantly lower than the first half of 2022. The decrease is primarily driven by an expected significant reduction in earnings at the Coal Mining and Minerals Management segments in the first half of 2023 versus the prior-year period. At the Coal Mining segment, an anticipated reduction in inventory levels during the first half of 2023 will result in a higher cost per ton and lower earnings at Mississippi Lignite Mining Company. In addition, a reduction in earnings from the unconsolidated mines, primarily Falkirk, is also contributing to the decrease. At Minerals Management, the decrease in the first half of 2023 is primarily driven by an expected significant reduction in commodity prices from historically high price levels in the first half of 2022. While consolidated net income in the second half of 2023 is expected to increase over the first half of 2023, it is expected to decline significantly versus the prior-year second half. Overall, 2023 consolidated net income is expected to decrease substantially versus 2022. These reductions are expected to be partially offset by lower income tax expense. The Company expects an effective income tax rate between 2% and 5% in 2023.
Mitigation Resources of North America® continued to build on the substantial foundation established over the past several years and ended 2022 with eight mitigation banks and four permittee-responsible mitigation projects located in Tennessee, Mississippi, Alabama and Texas. Mitigation Resources was recently named a designated provider of abandoned mine land restoration by the State of Texas. It plans to provide ecological restoration services for abandoned surface mines as well as pursue additional environmental restoration projects during 2023.
In 2023, the Company expects capital expenditures of approximately $50 million, excluding Minerals Management. Minerals Management is targeting investments of up to $20 million. Future investments at Minerals Management are expected to continue to align with the Company’s strategy and objectives to establish a blended portfolio of mineral and royalty interests. As a result of the forecasted capital expenditures and anticipated substantial decrease in net income, cash flow before financing activities in 2023 is expected to be positive but decline significantly from 2022.

Long-Term Growth and Diversification Outlook
The Company is pursuing growth and diversification by strategically leveraging its core mining and natural resources management skills to build a strong portfolio of affiliated businesses. Management continues to be optimistic about the long-term outlook. In the Minerals Management segment, as well as in the Company's Mitigation Resources of North America® business, opportunities for growth remain strong. Acquisitions of additional mineral interests, an improvement in the outlook for the Company's largest Coal Mining segment customers and securing contracts for Mitigation Resources and new North American Mining projects could be accretive to the Company's outlook. Additional business development expenditures will be incurred as part of this growth and would provide a partial offset to the additional income.
The Minerals Management segment continues to pursue acquisitions of mineral and royalty interests in the United States. The Minerals Management segment expects to benefit from the continued development of its mineral properties without additional capital investment, as development costs are borne entirely by third-party exploration and development companies who lease the minerals. This business model can deliver higher average operating margins over the life of a reserve than traditional oil and gas companies that bear the cost of exploration, production and/or development. Catapult Mineral Partners, the Company’s business unit focused on managing and expanding the Company’s portfolio of oil and gas mineral and royalty interests, has developed a strong network to source and secure new acquisitions. The goal is to construct a high-quality diversified portfolio of oil and gas mineral and royalty interests in the United States that deliver near-term cash flow yields and long-term projected growth. The Company believes this business will provide unlevered after-tax returns on invested capital in the mid-teens as this business model matures.
The Company remains committed to expanding the North American Mining business while improving profitability. North American Mining intends to be a substantial contributor to operating profit over time. The pace of achieving that objective will be dependent on the execution and successful implementation of profit improvement initiatives in the aggregates operations, and the mix and scale of new projects. The Sawtooth Mining lithium project is expected to contribute more significantly when production commences at Thacker Pass.
Sawtooth Mining has a mining services agreement to serve as the exclusive contract miner for the Thacker Pass lithium project in northern Nevada, owned by Lithium Nevada Corp., a subsidiary of Lithium Americas Corp. (TSX: LAC) (NYSE: LAC). Lithium Americas owns the lithium reserves at Thacker Pass. In January 2023, Lithium Americas and General Motors announced that they will jointly invest to develop the Thacker Pass project. According to Lithium Americas, the GM agreement is a major milestone in moving Thacker Pass toward production. On March 2, 2023, Lithium Americas announced that construction has commenced. Phase 1 production is projected to begin in the second half of 2026. Sawtooth Mining plans to begin acquiring equipment for this project in 2023. Under the terms of the contract mining agreement, Lithium Americas will reimburse Sawtooth for these capital expenditures over a five-year period from the equipment acquisition date. Sawtooth will be reimbursed for all costs of mine construction plus a construction fee. The Company expects to recognize moderate income in 2024 and 2025 prior to commencement of production in 2026. Once production commences, Sawtooth will receive a management fee per metric ton of lithium delivered. At maturity, this contract is expected to deliver fee income similar to a mid-sized management fee coal mine.
Mitigation Resources continues to expand its business, which creates and sells stream and wetland mitigation credits and provides services to those engaged in permittee-responsible mitigation as well as provides other environmental restoration services. This business offers an opportunity for growth and diversification in an industry where the Company has substantial knowledge and expertise and a strong reputation. Mitigation Resources is making strong progress toward its goal of becoming a top ten provider of stream and wetland mitigation services in the southeastern United States. The Company believes that Mitigation Resources can provide solid rates of return as this business matures.
The Company also continues to pursue activities which can strengthen the resiliency of its existing coal mining operations. The Company remains focused on managing coal production costs and maximizing efficiencies and operating capacity at mine locations to help customers with management fee contracts be more competitive. These activities benefit both customers and the Company's Coal Mining segment, as fuel cost is a significant driver for power plant dispatch. Increased power plant dispatch results in increased demand for coal by the Coal Mining segment's customers. Fluctuating natural gas prices and availability of renewable energy sources, such as wind and solar, could affect the amount of electricity dispatched from coal-fired power plants. While the Company realizes the coal mining industry faces political and regulatory challenges and demand for coal is projected to decline over the longer-term, the Company believes coal will be an essential part of the energy mix in the United States for the foreseeable future. Subsequent to 2023, the Coal

Mining segment expects increased profitability compared with 2023 expectations due in part to improvements at Falkirk and Mississippi Lignite Mining Company. At Falkirk, the temporary price concessions end in June 2024. At Mississippi Lignite Mining Company, the move to a new mine area will be completed during 2023, and as a result, cost per ton delivered in 2024 is expected to moderate. In addition, certain costs incurred at Mississippi Lignite Mining Company in 2023 will be passed through to the customer and included in revenues in 2024.
The Company continues to look for ways to create additional value by utilizing its core mining competencies which include reclamation and permitting. One such way the Company may be able to utilize these skills is through development of utility-scale solar projects on reclaimed mining properties. Reclaimed mining properties offer large tracts of land that could be well-suited for solar and other energy-related projects. These projects could be developed by the Company itself or through joint ventures that include partners with expertise in energy development projects.
The Company is committed to maintaining a conservative capital structure as it continues to grow and diversify, while avoiding unnecessary risk. Strategic diversification will generate cash that can be re-invested to strengthen and expand the businesses. The Company also continues to maintain the highest levels of customer service and operational excellence with an unwavering focus on safety and environmental stewardship.

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Conference Call
In conjunction with this news release, the management of NACCO Industries will host a conference call on Thursday, March 16, 2023 at 8:30 a.m. Eastern Time. To participate in the live call, please register more than 15 minutes in advance at https://www.netroadshow.com/events/login?show=fa278f9d&confId=46400 to obtain the dial-in information and conference call access codes. For those not planning to ask a question of management, the Company recommends listening to the call via the online webcast, which can be accessed through the NACCO Industries' website at ir.nacco.com/home. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the webcast. A replay of the call will be available shortly after the call ends through March 23, 2023. An archive of the webcast will also be available on the Company's website two hours after the live call ends.

Annual Report on Form 10-K
NACCO Industries, Inc.'s Annual Report on Form 10-K has been filed with the Securities and Exchange Commission. This document may be obtained by directing such requests to NACCO Industries, Inc., 5875 Landerbrook Drive, Cleveland, Ohio 44124, Attention: Investor Relations, by calling (440) 229-5130, or from NACCO Industries, Inc.'s website at nacco.com.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Consolidated Adjusted EBITDA and Segment Adjusted EBITDA are provided solely as supplemental non-GAAP disclosures of operating results. Management believes that Consolidated Adjusted EBITDA and Segment Adjusted EBITDA assist investors in understanding the results of operations of NACCO Industries. In addition, management evaluates results using these non-GAAP measures.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) changes to or termination of customer or other third-party contracts, or a customer or other third party default under a contract, (2) any customer's premature facility closure, (3) a significant reduction in purchases by the Company's customers, including as a result of changes in coal consumption patterns of U.S. electric power generators, or changes in the power industry that would affect demand for the Company's coal and other mineral reserves, (4) changes in the prices of hydrocarbons, particularly diesel fuel, natural gas, natural gas liquids and oil, (5) failure or delays by the Company's lessees in achieving expected production of natural gas and other hydrocarbons; the availability and cost of transportation and processing services in the areas where the Company's oil and gas reserves are located; federal and state legislative and regulatory initiatives relating to hydraulic fracturing; and the ability of lessees to obtain capital or financing needed for well-development operations and leasing and development of oil and gas reserves on federal lands, (6) failure to obtain adequate insurance coverages at reasonable rates, (7) supply chain disruptions, including price increases and shortages of parts and materials, (8) changes in tax laws or regulatory requirements, including the elimination of, or reduction in, the percentage depletion tax deduction, changes in mining or power plant emission regulations and health, safety or environmental legislation, (9) the ability of the Company to access credit in the current economic environment, or obtain financing at reasonable rates, or at all, and to maintain surety bonds for mine reclamation as a result of current market sentiment for fossil fuels, (10) impairment charges, (11) the effects of investors’ and other stakeholders’ increasing attention to environmental, social and governance matters, (12) changes in costs related to geological and geotechnical conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (13) regulatory actions, changes in mining permit requirements or delays in obtaining mining permits that could affect deliveries to customers, (14) weather conditions, extended power plant outages, liquidity events or other events that would change the level of customers' coal or aggregates requirements, (15) weather or equipment problems that could affect deliveries to customers, (16) changes in the costs to reclaim mining areas, (17) costs to pursue and develop new mining, mitigation and oil and gas opportunities and other value-added service opportunities, (18) delays or reductions in coal or aggregates deliveries, (19) the ability to successfully evaluate investments and achieve intended financial results in new business and growth initiatives, (20) disruptions from natural or human causes, including severe weather, accidents, fires, earthquakes and terrorist acts, any of which could result in suspension of operations or harm to people or the environment, and (21) the ability to attract, retain, and replace workforce and administrative employees.

About NACCO Industries
    NACCO Industries® brings natural resources to life by delivering aggregates, minerals, reliable fuels and environmental solutions through its robust portfolio of NACCO Natural Resources businesses. Learn more about our companies at nacco.com, or get investor information at ir.nacco.com.

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NACCO INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31		Year Ended December 31
	2022	2021	2022	2021
	(In thousands, except per share data)
Revenues	$63,534	$49,103	$241,719	$191,846
Cost of sales	45,010	36,657	173,877	148,394
Gross profit	18,524	12,446	67,842	43,452
Earnings of unconsolidated operations	13,448	14,307	57,250	60,843
Contract termination settlement	—	—	14,000	10,333
Operating expenses
Selling, general and administrative expenses	15,496	15,251	63,911	55,722
Amortization of intangible assets	947	761	3,719	3,556
Gain on sale of assets	(12)	(77)	(2,463)	(60)
Asset impairment charges	—	—	3,939	—
	16,431	15,935	69,106	59,218
Operating profit	15,541	10,818	69,986	55,410
Other (income) expense
Interest expense	539	511	2,034	1,719
Interest income	(757)	(128)	(1,449)	(449)
Closed mine obligations	24	178	1,179	1,297
Loss (gain) on equity securities	(1,393)	(893)	283	(3,423)
Income from equity method investee	(38)	—	(2,194)	—
Other contract termination settlements	—	—	(16,882)	—
Other, net	940	(166)	(708)	(584)
	(685)	(498)	(17,737)	(1,440)
Income before income tax provision	16,226	11,316	87,723	56,850
Income tax provision	2,444	3,494	13,565	8,725
Net income	$13,782	$7,822	$74,158	$48,125

Earnings per share:
Basic earnings per share	$1.88	$1.09	$10.14	$6.73
Diluted earnings per share	$1.84	$1.07	$10.06	$6.69

Basic weighted average shares outstanding	7,344	7,176	7,312	7,146
Diluted weighted average shares outstanding	7,475	7,278	7,373	7,190

CONSOLIDATED ADJUSTED EBITDA RECONCILIATION (UNAUDITED)
	Three Months Ended December 31		Year Ended December 31
	2022	2021	2022	2021
	(in thousands)
Net income	$13,782	$7,822	$74,158	$48,125
Contract termination settlement	—	—	(30,882)	(10,333)
Asset impairment charges	—	—	3,939	—
Income tax provision	2,444	3,494	13,565	8,725
Interest expense	539	511	2,034	1,719
Interest income	(757)	(128)	(1,449)	(449)
Depreciation, depletion and amortization expense	7,632	6,087	26,816	23,085
Consolidated Adjusted EBITDA*	$23,640	$17,786	$88,181	$70,872

*Consolidated Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP measures. NACCO defines Consolidated Adjusted EBITDA as net income before contract termination settlements, asset impairment charges and income taxes, plus net interest expense and depreciation, depletion and amortization expense. Consolidated Adjusted EBITDA is not a measure under U.S. GAAP and is not necessarily comparable to similarly titled measures of other companies.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL SEGMENT HIGHLIGHTS AND SEGMENT ADJUSTED EBITDA RECONCILIATIONS (UNAUDITED)

	Three Months Ended December 31, 2022
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$25,041	$18,484	$19,354	$1,051	$(396)	$63,534
Cost of sales	25,249	17,756	1,448	1,082	(525)	45,010
Gross profit (loss)	(208)	728	17,906	(31)	129	18,524
Earnings of unconsolidated operations	12,449	999	—	—	—	13,448
Operating expenses*	8,548	1,843	1,009	5,031	—	16,431
Operating profit (loss)	$3,693	$(116)	$16,897	$(5,062)	$129	$15,541
Segment Adjusted EBITDA**
Operating profit (loss)	$3,693	$(116)	$16,897	$(5,062)	$129	$15,541
Depreciation, depletion and amortization	4,391	1,912	1,245	84	—	7,632
Segment Adjusted EBITDA**	$8,084	$1,796	$18,142	$(4,978)	$129	$23,173

	Three Months Ended December 31, 2021
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$19,254	$20,716	$9,288	$2,048	$(2,203)	$49,103
Cost of sales	16,646	19,971	590	1,472	(2,022)	36,657
Gross profit (loss)	2,608	745	8,698	576	(181)	12,446
Earnings of unconsolidated operations	13,371	936	—	—	—	14,307
Operating expenses*	7,964	2,100	480	5,391	—	15,935
Operating profit (loss)	$8,015	$(419)	$8,218	$(4,815)	$(181)	$10,818
Segment Adjusted EBITDA**
Operating profit (loss)	$8,015	$(419)	$8,218	$(4,815)	$(181)	$10,818
Depreciation, depletion and amortization	3,976	1,608	466	37	—	6,087
Segment Adjusted EBITDA**	$11,991	$1,189	$8,684	$(4,778)	$(181)	$16,905
*Operating expenses consist of Selling, general and administrative expenses, Amortization of intangible assets and (Gain) loss on sale of assets.
**Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP measures. NACCO defines Segment Adjusted EBITDA as operating profit (loss) before contract termination settlements, asset impairment charges and depreciation, depletion and amortization expense. Segment Adjusted EBITDA is not a measure under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL SEGMENT HIGHLIGHTS AND SEGMENT ADJUSTED EBITDA RECONCILIATIONS

	Year Ended December 31, 2022
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$95,204	$85,664	$60,242	$2,952	$(2,343)	$241,719
Cost of sales	89,670	79,842	3,935	3,266	(2,836)	173,877
Gross profit (loss)	5,534	5,822	56,307	(314)	493	67,842
Earnings of unconsolidated operations	52,535	4,715	—	—	—	57,250
Contract termination settlement	14,000	—	—	—	—	14,000
Asset impairment charges	—	—	3,939	—	—	3,939
Operating expenses*	33,760	8,335	154	22,919	(1)	65,167
Operating profit (loss)	$38,309	$2,202	$52,214	$(23,233)	$494	$69,986
Segment Adjusted EBITDA**
Operating profit (loss)	$38,309	$2,202	$52,214	$(23,233)	$494	$69,986
Contract termination settlement	(14,000)	—	—	—	—	(14,000)
Asset impairment charges	—	—	3,939	—	—	3,939
Depreciation, depletion and amortization	17,074	6,457	3,026	259	—	26,816
Segment Adjusted EBITDA**	$41,383	$8,659	$59,179	$(22,974)	$494	$86,741

	Year Ended December 31, 2021
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$82,831	$78,944	$31,003	$4,695	$(5,627)	$191,846
Cost of sales	72,596	73,649	2,988	4,501	(5,340)	148,394
Gross profit (loss)	10,235	5,295	28,015	194	(287)	43,452
Earnings of unconsolidated operations	56,089	4,754	—	—	—	60,843
Contract termination settlement	10,333	—	—	—	—	10,333
Operating expenses*	30,873	6,665	1,935	19,747	(2)	59,218
Operating profit (loss)	$45,784	$3,384	$26,080	$(19,553)	$(285)	$55,410
Segment Adjusted EBITDA**
Operating profit (loss)	$45,784	$3,384	$26,080	$(19,553)	$(285)	$55,410
Contract termination settlement	(10,333)	—	—	—	—	(10,333)
Depreciation, depletion and amortization	16,510	4,574	1,858	143	—	23,085
Segment Adjusted EBITDA**	$51,961	$7,958	$27,938	$(19,410)	$(285)	$68,162
*Operating expenses consist of Selling, general and administrative expenses, Amortization of intangible assets and (Gain) loss on sale of assets.
**Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP measures. NACCO defines Segment Adjusted EBITDA as operating profit (loss) before contract termination settlements, asset impairment charges and depreciation, depletion and amortization expense. Segment Adjusted EBITDA is not a measure under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.